Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 21, 2010
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results.  For the three months ended June 30, 2010, the Bank reported net income of $1,039,000. After adjustment for preferred stock dividends and accretion this represents net income available to common shareholders of $828,000, or $0.11 per diluted common share.  Year-to-date results for the six months ended June 30, 2010, were net income of $1,987,000 and net income available to common shareholders of $1,566,000.  This compares to year-to-date results for the six months ended June 30, 2009, which were net income of $385,000 and a net loss of $36,000 to common shareholders.

Net interest income corresponding to net interest margin expansion continues to support the Bank’s earnings growth. Year-to-date net interest income grew by $761,000, or 6.6%, to $12.3 million compared to $11.5 million for the same period last year.  The net interest margin during the same periods averaged 5.29% and 4.92%, respectively; while the net interest margin for the second quarter was 5.36%.

Noninterest expense for the year remains essentially unchanged. For the six-months ended June 30, 2010, the Bank recorded noninterest expense of $8.76 million, compared to $8.73 million for the same period the previous year. Write downs and expenses associated with Other Real Estate Owned (OREO) continue to impact noninterest expense totals.  However, the provision for loan losses for the six months ended June 30, 2010 were $2.0 million, compared to $4.0 million provisioned for during the same period last year.

Nonperforming assets as of June 30, 2010 totaled $11.9 million or 2.29% of total assets, an increase over $10.2 million, or 1.94%, for the same period the previous year, but a decrease from the $14.9 million, or 2.85% in nonperforming assets at March 31, 2010.  The result is a reduction in non-performing assets of $3.0 million since March 31, 2010.

Total assets were $519.2 million at June 30, 2010, a decrease of $6.4 million, or 1.2%, from June 30, 2009. This corresponded to a decline in Gross loans of $13.3 million, to $411.1 million as of June 30, 2010, a decrease of 3.1% from June 30, 2009.  The Bank’s total deposits were $435.8 million as of June 30, 2010, an increase of $15.8 million, or 3.8% over June 30, 2009.

“We are pleased with the general operational efficiency and continued expansion of our net interest margin.  Remaining focused on our goal to attract more business and personal demand deposit accounts has helped fuel that margin expansion while increasing our deposit base,” stated Ron Martin, CEO.  “While we are currently experiencing a decline in loan totals, we are well positioned to support the borrowing needs of our clients and the local business community, particularly as the economy improves and commercial loan demand is restored to more traditional levels,” Martin concluded.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
	2010	2010	2009	2009	2009

($ in thousands, except per share)
Selected Quarterly Operating Data:
Net interest income	$6,244	$6,060	$6,079	$6,020	$5,887
Provision for loan losses	1,005	1,005	900	925	2,137
Non-interest income	732	647	618	778	647
Non-interest expense	4,316	4,445	4,749	4,745	4,787
Income before income taxes	1,655	1,257	1,048	1,128	(389)
Provision for income taxes	616	309	313	249	(344)
Net income	1,039	948	735	879	(45)

Preferred stock dividends and accretion	(211)	(211)	(210)	(210)	(210)
Net income available to common shareholders	828	737	525	669	(255)

Earnings per common share - basic	0.11	0.10	0.07	0.09	(0.03)
Earnings per common share - diluted	0.11	0.10	0.07	0.09	(0.03)
Dividends declared per common share (1)	—	—	—	—	—
Return on average common equity	6.84%	6.22%	4.41%	5.73%	-2.23%
Return on average assets	0.81%	0.75%	0.56%	0.67%	-0.03%
Net interest margin (2)	5.36%	5.22%	5.10%	5.06%	4.96%
Efficiency Ratio (2)	61.21%	65.59%	69.52%	68.77%	71.59%

Capital - Period End
Book value per share	$6.38	$6.24	$6.14	$6.06	$5.89

Credit Quality - Period End
Nonperforming assets/ total assets	2.29%	2.85%	3.16%	2.09%	1.94%
Loan loss reserve/ gross loans (3)	1.85%	1.65%	1.65%	1.50%	1.34%

Period End Balance Sheet
($ in thousands)
Total assets	$519,203	$520,275	$524,722	$521,179	$525,606
Gross Loans	411,067	411,013	425,627	425,374	424,390
Nonperforming assets	11,882	14,854	16,568	10,904	10,177
Allowance for credit losses (3)	7,614	6,762	7,020	6,396	5,701
Deposits	435,756	431,624	429,210	431,533	419,941
Common Equity	48,984	47,904	47,192	46,563	45,130
Total Capital (4)	62,484	61,404	60,692	60,063	58,630

Non-Financial Data
Full-time equivalent staff	117	118	117	120	111
Number of banking offices, foreign and domestic	12	12	12	12	12

Common Shares outstanding
Period end	7,681,877	7,681,877	7,681,877	7,681,877	7,661,627
Period average - basic	7,681,877	7,681,877	7,681,877	7,668,891	7,661,627
Period average - diluted	7,720,440	7,705,488	7,709,076	7,694,058	7,686,800
Market Ratios
Stock Price	$5.25	$4.10	$4.41	$4.30	$4.25
Price/Earnings	12.14	10.54	16.27	12.43	N/A
Price/Book	0.82	0.66	0.72	0.71	0.72

	SIX MONTHS ENDED
	JUNE 30,	JUNE 30,
	2010	2009

($ in thousands, except per share)
Net interest income	$12,305	$11,543
Provision for loan losses	2,010	4,037
Non-interest income	1,379	1,246
Non-interest expense	8,761	8,725
Income before income taxes	2,912	27
Provision for income taxes	926	(358)
Net income	1,987	385
Preferred stock dividends and accretion	(421)	(421)
Net income available to common shareholders	1,566	(36)

Earnings per common share - basic	0.20	(0.00)
Earnings per common share - diluted	0.20	(0.00)
Dividends declared per common share (1)	—	0.025
Return on average common equity	6.54%	-0.17%
Return on average assets	0.78%	0.15%
Net interest margin (2)	5.29%	4.92%
Efficiency Ratio (2)	63.36%	66.74%

Capital - Period End
Book value per share	$6.38	$5.89

Credit Quality - Period End
Nonperforming assets/ total assets	2.29%	1.94%
Loan loss reserve/ gross loans (3)	1.85%	1.34%

Period End Balance Sheet
($ in thousands)
Total assets	$519,203	$525,606
Gross Loans	411,067	424,390
Nonperforming assets	11,882	10,177
Allowance for credit losses (3)	7,614	5,701
Deposits	435,756	419,941
Common Equity	48,984	45,130
Total Capital (4)	62,484	58,630

Non-Financial Data
Full-time equivalent staff	117	111
Number of banking offices, foreign and domestic	12	12

Common Shares outstanding
Period end	7,681,877	7,661,627
Period average - basic	7,681,877	7,661,627
Period average - diluted	7,713,312	7,691,821
Market Ratios
Stock Price	$5.25	$4.25
Price/Earnings	12.77	N/A
Price/Book	0.82	0.72

(1) Common shareholder cash dividend of $191,542 was paid in the first quarter of 2009.

(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.

(4) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.